MODEL-BASED PORTFOLIO CONSULTANCY AGREEMENT

MODEL-BASED PORTFOLIO CONSULTANCY AGREEMENT, dated as of November 25, 2013 between Catalyst Capital Advisors LLC, a New York limited liability corporation (the “Adviser”), and Choice Financial Partners, Inc., D.B.A. Equity Compass Strategies, a Missouri corporation (the “Portfolio Consultant”).

WHEREAS, the Adviser acts as an investment adviser to multiple series (the “Catalyst Funds”) of Mutual Fund Series Trust, an Ohio business trust (the “Trust”), pursuant to a Management Agreement dated as of July 31, 2006 as amended (the “Management Agreement”);

WHEREAS, the Adviser warrants and represents to the Portfolio Consultant that Adviser has full legal authority to engage unaffiliated investment advisors as sub-advisers to manage accounts and or assets designated for the Adviser’s management by the Trust or to otherwise provide services to the Adviser in connection with its management of various Catalyst Funds;

WHEREAS, the Portfolio Consultant is registered with the Securities and Exchange Commission (“SEC”) as an investment  adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Portfolio Consultant has developed a proprietary share buyback strategy (the “Strategy”); and

WHEREAS, the Adviser desires to gain access to the Portfolio Consultant’s Strategy, which the Adviser proposes to use in connection with its management of the Catalyst/EquityCompass Buyback Strategy Fund (the “Fund”), a series of shares of beneficial interest of the Trust, and the Portfolio Consultant is willing to provide the Strategy to the Adviser.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

Retention and Status of Portfolio Consultant. The Adviser hereby retains the Portfolio Consultant to provide non-discretionary investment advisory services to the Adviser in the form of access to the Strategy for the period and on the terms set forth in this Agreement. The Portfolio Consultant accepts such retention and agrees to render the services herein set forth, for the compensation herein provided. The Portfolio Consultant shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Fund, the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

Portfolio Consultant's Duties. Subject to the general supervision of the Trust's Board of Trustees (the “Board”) and the Adviser, the Portfolio Consultant shall use its reasonable professional judgment to provide investment recommendations to the Adviser based upon the Strategy, in the form of model portfolios for use in manging the portfolio of the Fund (the “Model Portfolios”).  In each case, the Portfolio Consultant’s recommendations to the Adviser relating to a Model Portfolio shall include the securities to be included in such Model Portfolio and, with respect to each such security, its weight in the Model Portfolio, as well as the amount of cash to be held in the Model Portfolio. The Portfolio Consultant shall disseminate recommendations relating to a Model Portfolio to the Adviser using such communication method as the parties shall agree upon from time to time; the initial communication method by which the Portfolio Consultant shall disseminate recommendations relating to a Model Portfolio to the Adviser shall be email.  The Portfolio Consultant shall disseminate to the Adviser an initial Model Portfolio immediately prior to the launch of the Fund.   The Portfolio Consultant shall also disseminate to the Adviser changes to the Model Portfolio, including changes necessitated by cash flows into and out of the Fund, as promptly as possible following such changes.  In connection with changes to the Model Portfolio which involve securities being added and/or removed from the Model Portfolio, the Portfolio Consultant may, in its sole discretion, provide to the Adviser the recommended execution prices at which the transactions with respect to such securities are to be effected in the Fund.

The Portfolio Consultant understands and acknowledges that Adviser will implement the Model Portfolio as the Fund’s investment program.  As such, Portfolio Consultant agrees to use its best efforts to ensure that the Model Portfolio as provided to the Adviser is in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund's then-current prospectus and statement of additional information (together, the “Prospectus”), in each case as provided by the Adviser to the Portfolio Consultant.

The Portfolio Consultant shall make and retain complete and accurate records with respect to the securities in each Model Portfolio as disseminated to the Adviser, in each case as may be required by applicable law or regulation or as mutually agreed in writing by the Adviser and the Portfolio Consultant.  The Portfolio Consultant agrees to provide the Adviser with any information regarding the Strategy or the Model Portfolio as may be reasonably requested by the Adviser in connection with legal process (e.g., a subpoena) or any request from a regulator with jurisdiction over the Adviser and the Fund for use in any claim, proceeding or regulatory examination related to the Fund and its investment program.

The Adviser agrees to make available to the Portfolio Consultant upon reasonable request, records relating to the securities transactions effected by the Adviser on behalf of the Fund in implementing each Model Portfolio, including (but not limited to) the amount of securities purchased or sold as well as the prices at which each transaction was effected.  Furthermore, the Adviser shall make available to the Portfolio Consultant on a daily basis, information relating to the portfolio holdings of the Fund and funds available for investment in the Fund’s account.

The Portfolio Consultant hereby represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. While this Agreement is in effect, the Portfolio Consultant shall provide to the Trust’s Board of Trustees a quarterly compliance certification, in a form provided by the Trust’s chief compliance officer, that describes, among other things,any issues arising under the Portfolio Consultant’s code of ethics or compliance policies and procedures since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Portfolio Consultant has adopted procedures reasonably necessary to prevent access persons (as that term is defined in rule 17j-1) from violating the code.

The Portfolio Consultant agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act and other applicable federal and state regulations. The Portfolio Consultant shall provide to the Trust's chief compliance officer an annual written report regarding the Portfolio Consultant's compliance program.

Adviser’s Duties.  The Adviser shall be solely responsible for, and the Portfolio Consultant shall have no responsibility or liability with respect to, implementing the investment program of the Fund and determining from time to time what securities will be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held uninvested as cash.  Consistent with its best execution obligations to the Fund, the Adviser shall arrange for the placing of all orders for the purchase and sale of securities in each Model Portfolio with brokers or dealers selected solely by the Adviser, as well as for the negotiation and the allocation of principal and brokerage transactions.  The Adviser shall be liable for all claims, losses, damages, liabilities, costs and/or expenses arising from or in connection with the implementation of the Fund’s investment program, the execution of the purchase and sale orders of securities for the Fund and any deviation from each Model Portfolio, whether such deviation results from the Adviser’s determination to alter the Fund’s securities holdings from those specified in the Model Portfolio, the Adviser’s inability to purchase or sell securities as specified in the Model Portfolio or otherwise.

The Adviser shall also be responsible for managing all other aspects of the Fund, including (but not limited to):

(a)

Ensuring that the Fund’s securities transactions are in accordance with the Trust's declaration of trust and its by-laws, the Prospectus and any instructions or directions of the Trust's Board of Trustees, as well as the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(b)

Maintaining books and records with respect to the securities transactions effected for the Fund’s account;

(c)

Providing the Trust's custodian and fund accountant on each business day with information about the Fund’s securities transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;

(d)

Responding promptly to any request from the Fund’s fund accountant for assistance in obtaining price sources for securities held by the Fund or determining a price when a price source is not available, and promptly reviewing the prices used by the fund accountant to determine net asset value and advise the fund accountant promptly if any price appears to be incorrect; and

(E)

Directing the manner in which proxies solicited by issuers of securities beneficially owned by the Fund shall be voted, and making any elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to the securities held by the Fund.

Custodian.  The assets of the Fund shall be held by an independent custodian, not the Adviser or the Portfolio Consultant. The Adviser shall be solely responsible for giving instructions to the custodian with respect to the Fund’s securities transactions.  The Portfolio Consultant shall have no authority or responsibility to provide any instructions directly to the custodian or otherwise direct transactions for the Fund and shall not be liable for any act or omission of the Custodian.

Portfolio Consultant’s Intellectual Property Rights.  The Adviser hereby agrees that in the event that neither the Portfolio Consultant nor any of its affiliates acts as an investment Portfolio Consultant to the Fund, the name of the Fund will be changed to one that does not contain the name “ECS” or “EquityCompass” or otherwise suggest an affiliation with the Portfolio Consultant.

Subject to the terms and conditions of this Agreement, the Portfolio Consultant agrees during the term of this Agreement to provide the Adviser with a limited, non-exclusive, non-transferable license to access the Strategy and each Model Portfolio solely for the Adviser’s use in managing the Fund.  The Adviser acknowledges that the Strategy and the Model Portfolios as provided from time to time by the Adviser are licensed, not sold, to the Adviser or the Fund.

As between the parties, the Portfolio Consultant reserves all right, title and interest in and to the Strategy and each Model Portfolio provided to Adviser from time to time, and all intellectual property rights associated therewith, provided that Adviser shall retain a right to make such disclosures as are required by applicable law or regulation, and to advertise and promote its current use of the Strategy in its management of the Fund in accordance with the terms of this Agreement; provided further that the Portfolio Consultant shall have the right to review and approve any advertising or marketing material with respect to the Fund, the Strategy or any Model Portfolio prior to the use of such material.

Without limiting the generality of the foregoing, the Adviser shall not, without the prior written consent of the Portfolio Consultant (which consent shall not be unreasonably withheld or delayed):

(i)

use or authorize the use of any Model Portfolio or the Strategy in any manner or for any purpose other than as expressly permitted under this Agreement;

(ii)

register, attempt to register or assist anyone else to register any marks associated with the Portfolio Consultant’s name or any copyright or other intellectual property right associated with the Strategy or any Model Portfolio;

(iii)

knowingly use the Strategy, any Model Portfolio or any part thereof in any manner that may infringe, violate or misappropriate any applicable law, any third party agreement, or any intellectual property right or other right that the Portfolio Consultant may have therein; or

(iv)

use the Strategy or any Model Portfolio for the benefit of third parties (other than the Fund as contemplated in this Agreement).

The Portfolio Consultant, upon reasonable written notice to the Adviser, reserves the right to alter, amend, terminate or in any way change the Strategy for any reason at any time; provided, however, that reasonable notice for this purpose shall mean notice provided to the Adviser sufficiently in advance of the time required for the Fund to file a material amendment to its Prospectus with the SEC prior to the effective date of the Portfolio Consultant’s proposed change to the Strategy.

The Portfolio Consultant specifically agrees and acknowledges that the Adviser may, in the ordinary course of its business, disclose the Strategy or a Model Portfolio (or any part thereof) in the Fund’s periodic reports (such as the Forms N-1A, N-CSR, N-Q or similar filings), the disclosure of which would not under the circumstances prejudice the Portfolio Consultant’s intellectual property rights. Furthermore, the Adviser may disclose the Strategy in sales and marketing materials relating to the Fund; provided that the Portfolio Consultant shall have the right to review and approve any advertising or marketing material with respect to the Fund, the Strategy or any Model Portfolio prior to the use of such material.  To the extent practicable, any such disclosure shall be on terms that clearly and unambiguously cite Portfolio Consultant as the source and owner of the Strategy and the Model Portfolios.   For its part, the Adviser agrees that the Fund’s documents (including, but not limited to, public filings) shall not contain terms that are inconsistent with the terms of this Agreement.  The Adviser represents and warrants that it will not make any representations regarding the Strategy or any Model Portfolio that are inconsistent with the information that the Portfolio Consultant supplies to the Adviser regarding Strategy or any Model Portfolio.

Risk Acknowledgment.  The Adviser acknowledges that the Portfolio Consultant does not guarantee the future performance of the Strategy or any Model Portfolio as implemented for the Fund or any specific level of performance.  Accordingly, the Adviser acknowledges and agrees that the Portfolio Consultant shall not have any legal or financial responsibility for performance or losses unless directly attributable to the negligence or willful misconduct of the Portfolio Consultant, including the Portfolio Consultant’s failure to adhere to any investment policies and restrictions as described in the Fund’s Prospectus and Statement of Additional Information as provided to the Portfolio Consultant by the Adviser.

Directions to the Portfolio Consultant.  To the extent applicable, the Adviser will be responsible for forwarding directions, notices and instructions from the Adviser and/or the Trust to the Portfolio Consultant, in writing, which shall be effective upon receipt by the Portfolio Consultant.  The Portfolio Consultant shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

Expenses. During the term of this Agreement, each of the Portfolio Consultant and the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.

Compensation of the Portfolio Consultant. For the services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Portfolio Consultant as full compensation therefor a fee equal to forty percent (0.40) of the net advisory fees paid by the Fund to the AdviserPortfolio ConsultantPortfolio ConsultantPortfolio Consultant. Net advisory fees are defined as management fees less fee waivers due to the expense caps and any documented revenue sharing, administration, account-based and asset-based fees or sub-transfer agency fees not paid by the Fund.  This fee for each month will be paid to the Portfolio Consultant promptly upon, and, in any case, within 10 business days of, receipt by the Adviser of the management fee for such month.  The Adviser is solely responsible for the payment of the Portfolio Consultant's fees, and the Portfolio Consultant agrees not to seek payment of its fees from the Trust or the Fund.  The Adviser agrees to provide such records and documentation as the Portfolio Consultant may reasonably request to verify the level of assets in the Fund and the net advisory fees payable to the Adviser in respect of such Fund assets, including, without limitation, records and documentation with respect to any fees or expenses deducted from the management fees in calculating the net advisory fees.

Liability. Neither the Portfolio Consultant nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except to the extent a loss results from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or to the extent a loss is finally judicially determined to have resulted from willful misfeasance, bad faith or gross negligence by the Portfolio Consultant in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Without limiting the generality of the foregoing, the Adviser agrees and acknowledges that the Portfolio Consultant shall not be liable for any loss that occurs as a result of the Adviser not acting strictly in accordance with the Portfolio Consultant’s recommendations.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Portfolio Consultant, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Portfolio Consultant's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Portfolio Consultant, or one under the Portfolio Consultant's control or direction, even though paid by the Portfolio Consultant.

Duration and Termination. The term of this Agreement shall begin on the date of this Agreement and shall continue in effect for a period of two (2) years from the date of this Agreement. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund or by vote of the Trust's Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  The Portfolio Consultant shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on at least 60 day’s prior written notice to the Portfolio Consultant, without the payment of any penalty, (i) by vote of the Board of Trustees, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Portfolio Consultant may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Adviser and the Trust.  Termination of this Agreement and/or the services of the Portfolio Consultant will not affect (i) the validity of any action previously taken by the Portfolio Consultant under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Adviser’s obligation to pay the fees payable to the Portfolio Consultant under this Agreement.  If this Agreement is terminated by the Adviser or the Portfolio Consultant, the Portfolio Consultant will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund.  This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

Non-Exclusive Services. The Portfolio Consultant, and its principals, affiliates, officers, employees, and agents, may have or take the same or similar positions in specific investments included in the Model Portfolio for their own accounts, or for the accounts of other clients.  The Adviser expressly acknowledges and understands that the Portfolio Consultant shall be free to render investment advice to others and that the Portfolio Consultant does not make its advisory services, including (but not limited to) the Strategy, available exclusively to the Adviser or the Fund.  Nothing in this Agreement shall impose upon the Portfolio Consultant any obligation to recommend for purchase or sale by the Fund through the Model Portfolio any security which the Portfolio Consultant, or its principals, affiliates, officers, employees or agents, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Portfolio Consultant such investment would be unsuitable for the Fund or if the Portfolio Consultant determines such purchase or sale would be impractical.

Good Standing. Each of the Adviser and the Portfolio Consultant hereby warrants and represents that it is an investment adviser in good standing, that its regulatory filings are current and accurately reflect its advisory operations, and that it is in compliance with applicable state and federal rules and regulations pertaining to investment advisers.  In addition, each of the Adviser and the Portfolio Consultant further warrants and represents that it is not (and any of its Associated Persons is not) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Investment Advisers Act of 1940 (or any successor Advisers Act sections or rules), nor is it currently the subject of any investigation or proceeding which could result in statutory disqualification.  The Adviser and the Portfolio Consultant acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

Amendments. This Agreement may be amended by mutual consent of the Adviser and the Portfolio Consultant, provided the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

Privacy Notice/Confidentiality.  The Adviser and the Portfolio Consultant acknowledge prior receipt of the other’s and the Trust’s Privacy Notice and Policy.  The Adviser and the Portfolio Consultant agree to safeguard all information pertaining to the Fund as well as the Strategy and/or any Model Portfolio consistent with the requirements of applicable state and federal privacy statutes and regulations pertaining to registered investment advisers.

Notice.  Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or email with confirmation of transmission to the other party at the addresses or email address specified on page 1 or to such other address or email as a party may from time to time specify to the other party by such notice hereunder.  Any such notice shall be deemed duly given when delivered at such address or email.

Arbitration.  Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, the Portfolio Consultant and the Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction.  The Portfolio Consultant and the Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, the Adviser and the Portfolio Consultant are waiving their respective rights to seek remedies in court, including the right to a jury trial.

Indemnification. The Adviser agrees to defend, indemnify and hold harmless the Portfolio Consultant and each of its officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the Adviser’s violation of any of the terms of this Agreement; provided that the Adviser shall not have any obligation to indemnify pursuant hereto to the extent that such claims, losses, damages, liabilities, costs and/or expenses are finally judicially determined to result from the gross negligence or willful misconduct of the Portfolio Consultant.

The Portfolio Consultant agrees to defend, indemnify and hold harmless the Adviser and each of its officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the Portfolio Consultant’s violation of any of the terms of this Agreement; provided that the Portfolio Consultant shall not have any obligation to indemnify pursuant hereto to the extent that such claims, losses, damages, liabilities, costs and/or expenses are finally judicially determined to result from the gross negligence or willful misconduct of the Adviser.

Each of the Adviser and the Portfolio Consultant’s obligations under this section of the Agreement shall survive the termination of this Agreement.

Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Binding Effect.  Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

Change of Control.  To the extent reasonably practicable under the circumstances, the Portfolio Consultant shall notify the Adviser and the Trust in writing at least 60 days in advance of any change of control of the Portfolio Consultant, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

Other Business.  Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Portfolio Consultant's directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Portfolio Consultant's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

Catalyst Capital Advisors LLC	Choice Financial Partners, Inc.

By:/s/Jerry Szilagyi	By:/s/Richard Cripps

Name: Jerry Szilagyi	Name: Richard Cripps

Title: CEO	Title: CIO